Exhibit 10.4

	COLUMN A	COLUMN B	COLUMN C	COLUMN D	COLUMN D
	CLIENTS' A/R	FUNDS EMPLOYED	LINE LIMIT	TNW CAP	Calculated Loan Avail
LINE LIMIT	$2,500,000	TO CLIENTS
BEGINNING COLLATERAL (FROM PREVIOUS REPORT)				as of	Line 8 should be the
PLUS: NET INVOICES PURCHASED	$-	(See Attached			lesser of line 8A - 8D
LESS: CREDITS	$-	Client Summary)		*4
ENDING COLLATERAL				$	$-
INELIGIBLE COLLATERAL		$ $	y
TOTAL ELIGIBLE COLLATERAL					$
PERCENT OF ADVANCE ON ELIGIBLE COLLATERAL	$0.72	$0.85	s	s
CALCULATED LOAN AVAILABILITY	$-	$-	$500.000.00	$-	$-
ANCHOR II \DIM; SERVICES. LLC					TOTAL
BEGINNING LOAN (FROM PREVIOUS REPORT)					$-
LESS: COLLECTIONS					$-
PLUS INTEREST CHARGES AND LOAN FEES					$-
+(-)ADJUSTMENTS (OTHER FEES - i.e.WireFees ti3U_u~i)					$-
NET LOAN OUTSTANDING BEFORE ADVANCES					$-
AVAILABLE TO BORROW (LINE 8 MINUS LINE I)					$-
ADDITIONAL ADVANCE REQUESTED					$-
NEW LOAN BALANCE (LINE 13 PLUS LINE 15)					$-
NET AVAILABILITY (LINE 8 MINUS LINE 16)					$-

SALES DETAIL	CREDIT DETAIL	LOCKBOX DETAIL	INELIGIBLE DETAIL
COLLECTIONS - LINE 10 $ -		DEPOSITS	Over 90 (From Invoice Date	)
Purchased Invoices $ -	Check Deductions/Chargebacks $ -	$-	Foreign/Fed. Government		$-
Purchased Invoices $ -	Inhouse Chargebacks $ -	$-	Not "approved" (C.I.) or Verified			$
Purchased Invoices $ -	Other - $ -	$-	Disputes		$-
Purchased Credits (Put in as -) $ -	Other- $ -	$-	Other-		$-
Other- $ -	Other- $ -	$-	Concentration-Customer
Other- $ -	Credit Backs (put in as a -) $ -	$-	Concentration-Client
Other- $ -	Non Factored Cash (put in as a -) $ -	$-	Client Advances > 85%		$-
NET SALES - LINE 2 $ -	TOTAL CREDIT - LINE 3 $ -	$-	$-		$-		Total

Borrower hereby (a) as security for the repayment of Borrower's present and future indebtedness to FCC, LLC. (herein"FCC"), assigns, transfers and pledges to FCC, its successors and assigns, and gives and agrees that FCC has a security interest in, under and pursuant the Loan and Security Agreement and/or other financing instruments between Borrower and FCC, the Accounts specifically described in the invoice copies or schedules of accounts receivable attached hereto and identified herein, and the Inventory (i.e. Merchandise) generally identified herein or described in lien statements or security agreements attached hereto, and in all presently outstanding Accounts and in all Inventory now owned by Borrower, and all Accounts and Inventory hereafter created, acquired or purchased by Borrower; (b) warrants and certifies to FCC that all Accounts created since the prior Report are evidenced by invoice copies or schedules of accounts receivable attached hereto, and that the total of all Accounts on the books and records of Borrower at said date is as shown and there is now owing on Accounts that amount; (c) warrants and certifies to FCC that all inventory made or acquired since the prior report is identified herein or is evidenced by suppliers' invoices, purchased journals, production reports, or other records attached hereto, and that the total of all inventory of Borrower is as shown as of the date shown hereon for Inventory and that Borrower now has in its possession and control, or in the possession of a third party of its account which third party has been identified in writing by Borrower to FCC, Inventory in that amount; (d) warrants that the total of withdrawals since the prior report are as shown; and (e) warrants that all collections received or credits allowed on Accounts previously assigned to FCC has been duly and regularly entered to the credit of the respective debtors on the books and accounts of Borrower; that all such collections have been remitted and all such credits have been reported to FCC promptly; that none of the Accounts previously or hereby assigned have been sold, assigned or pledged to any other party; and that prompt report has been made to FCC of returned or rejected goods covered by any Account previously assigned, with payment to FCC of the amount thereof.

Borrower:	ANCHOR FUNDING SERVICES, LLC

	By:	/s/
(Authorized Signature)

This assignment and security agreement is accepted by FCC, LLC in Fort Lauderdale, FL, in reliance on the warranties, certifications and agreements of Borrower above, and those contained in said Loan and Security Agreement.

FCC, LLC
By: (Title)

Exhibit B

FACTORING AND SECURITY AGREEMENT

THIS FACTORING AGREEMENT (this "Agreement") is made as of (the "Effective Date"), by and between ("Seller") and ANCHOR FUNDING SERVICES, LLC ("Purchaser").

1. Definitions. As used herein, the following terms shall have the following respective meanings. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

1.1. "Anniversary Date" - See Section 19.

1.2. "Clearance Days" - (i) one (1) business day for checks drawn on banks located within the state in which Purchaser has its principal place of business, and for all electronic funds transfers, and (ii) three (3) business days for all other payments.

1.3. "Closed" - a Purchased Account is closed upon the first to occur of (i) receipt of full payment by Purchaser or (ii) the unpaid Face Amount has been charged to the Reserve Account by Purchaser pursuant to the terms hereof.

1.4. "Collateral" - any collateral now or hereafter described in any form UCC-1 filed against Seller naming Purchaser as the secured party, and all of Seller's right, title, and interest in and to the following property, now owned and hereafter acquired:

All Accounts (including Accounts purchased by Purchaser hereunder and repurchased by Seller), chattel paper, general intangibles including, but not limited to, tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists, licenses, documents, instruments, deposit accounts, certificates of deposit, and all rights of Seller as a seller of goods, including rights of reclamation, repletion, and stoppage in transit;

1.4.1. All goods including, but not limited to: 1.4.1.1. All inventory, wherever located;

1.4.1.2. All equipment and fixtures, wherever located, and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto;

1.4.1.3. All books and records relating to all of the foregoing property and interests in property, including, without limitation, all computer programs, printed output, and computer readable data in the possession or control of the Seller, any computer service bureau, or other third party;

1.4.1.4. All investment property; and

1.4.1.5. All proceeds of the foregoing, including, but not limited to, all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing.

1.5. "Concentration Account" - A Purchased Account which, when added to other unpaid Purchased Accounts from the same Account Debtor will cause the balance owing from the Account Debtor to exceed 25% of the total unpaid amount of all Purchased Accounts.

1.6. "Concentration Factoring Fee" - the Concentration Factoring Fee Percentage multiplied by the Face Amount of each Concentration Account. The Concentration Factoring Fee shall be paid as compensation for the Credit and Collection Services.

1.7. "Concentration Factoring Fee Percentage" -.0%. 1.8. "Concentration Reserve Percentage" - %.

1.9. "Credit and Collection Services" - the following services performed by Purchaser on behalf of Seller as a result of the purchase of accounts hereunder:

1.9.1. All accounts receivable record keeping, including the recording of invoices and payments; 1.9.2. Assumption of the credit risk with respect to certain Purchased Accounts, as set forth herein; 1.9.3. Collection of accounts; and

1.9.4. Setting of such credit limits for sales by Seller as may be required.

1.10. "Early Termination Date" - any termination date requested by Seller which is earlier than the next occurring Anniversary Date.

1.11. "Early Termination Fee" - The greater of the (i) average monthly Factoring Fees earned by Purchaser for the three full months (or portion thereof) prior to the date on which Purchaser receives a Notice of Early Termination of this Agreement, or (ii) Minimum Monthly Fee, multiplied by the remaining months in the term of the Agreement.

1.12. "Eligible Account" - an Account which is acceptable for purchase as determined by Purchaser in the exercise of its sole reasonable credit or business judgment.

1.13. "Event of Default" - See Section 16.1.

1.14. "Face Amount" - the face amount due on an Account at the time it is purchased pursuant to this Agreement.

1.15. "Factoring Fee" - The Factoring Fee Percentage multiplied by the Face Amount of a Purchased Account at the time of purchase by Purchaser, for each Factoring Fee Period or portion thereof, that any portion thereof remains unpaid, computed from the last day of the Initial Factoring Fee Period to and including the Late Payment Date. The Factoring Fee shall be paid as compensation for the Credit and Collection Services and in the event Purchaser has also requested that Purchaser provide its Payroll Administration and Bookkeeping Services, the Factoring Fee shall be inclusive of all such services as described in the applicable addendum.

1.16. "Factoring Fee Percentage" - .0%.

1.17. "Factoring Fee Period" - days.

1. 18. "Fees" - The Factoring Fee.

1.19. "Initial Factoring Fee" - 0% of the Face Amount. 1.20. "Initial Factoring Fee Period" - days
1.21. "Insolvency Event" - the filing of a petition under any state or federal debtor relief or liquidation statute by or against an Account Debtor, within the Insolvency Period.

1.22. "Insolvency Period" - days from the invoice date.

1.23. "Invoice" - the document that evidences an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.24. "Late Charge" - .06% per day.

1.25. "Late Payment Date" - the date which is () days from the date on which a Purchased Account was created.

1.26. "Maximum Amount" - $.

1.27. "Minimum Monthly Fee" - $.

1.28. "Misdirected Payment Fee" - fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser on the next business day following the date of receipt by Seller.

1.29. "Missing Notation Fee" - 15% of the Face Amount.

1.30. "Notation" - "This account has been assigned and is payable directly to Anchor Funding Services, LLC, located at 2201-E CrownPoint Executive Drive, Suite E, Charlotte, North Carolina 28227, to whom notice of any claim or dispute must be advised, either in writing or by telephone (866-789-3863 x203)."

1.31. "Notice of Early Termination" - Any notice of termination that is effective on other than a Termination Date.

1.32. "Obli atg ions" - all present and future obligations owing by Seller to Purchaser whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed, or extended, whether arising before, during, or after the commencement of any bankruptcy case in which Seller is a Debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

1.33. "Party" or "Parties" - Each of Seller and Purchaser.

1.34. "Payment Date" - the date on which a Purchased Account is either paid in full to Purchaser or Repurchased.

1.35. "Payment Delay" - with respect to each Account, the number of days between the Purchase Date and the Payment Date.

1.36. "Purchase Date" - with respect to each Account, the date on which the Account was purchased pursuant to this Agreement.

1.37. "Purchased Account" - an Account purchased hereunder which has not been Repurchased.

1.38. "Repurchased" - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

1.39. "Required Reserve Amount" - the Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.

1.40. "Reserve Account" - a bookkeeping account on the books of the Purchaser representing an unpaid portion of the Face Amounts, maintained by Purchaser to ensure Seller's performance with the provisions hereof.

1.41. "Reserve Percentage" - %.

1.42. "Reserve Shortfall" - the amount by which the Reserve Account is less than the Required Reserve Amount.

1.43. "Schedule of Accounts" - a form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement.

1.44. "Seller's Account" - any demand deposit account maintained by Seller or represented by an employee of Seller to be maintained by Seller.

2. Sale; Purchase Price, Reserve; Billing

2.1. Assignment and Sale.

2.1.1. Seller shall sell to Purchaser as absolute owner such of Seller's Accounts as are listed from time to time on a Schedule of Accounts. Upon purchase, Purchaser will assume the risk of non-payment on Purchased Accounts, so long as the cause of non-payment is solely due to the occurrence of an Insolvency Event. This assumption of credit risk shall be limited to the product of the Face Amount of a Purchased Account multiplied by the difference between 100% a nd the Reserve Percentage or actual amount paid for the Purchased Account, if any, whichever is less. In the event a Purchased Account remains unpaid beyond () days, Seller shall then be obligated to repurchase the Purchased Account.

2.1.2. Seller shall provide with each Schedule of Accounts such documentation supporting and evidencing the Accounts identified therein as Purchaser shall from time to time request.

2.1.3. Purchaser shall be entitled to purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts, so long as the unpaid balance of Purchased Accounts does not exceed, before and after such purchase, the Maximum Amount.

2.1.4. Purchaser shall pay the Face Amount, less any amounts due to Purchaser from Seller, including, without limitation, any amounts due under, inter alia, Sections 1.6, 1.19, and 2.3.2 hereof, of any Purchased Account, to Seller's Account within two (2) business days of Seller's receipt of a statement from Purchaser listing the Accounts which Purchaser, has agreed to purchase, whereupon the Accounts shall be deemed purchased hereunder.

2.2. Billing. Purchaser may send a weekly statement to all Account Debtors itemizing their account activity during the preceding billing period. All Account Debtors will be instructed to make payments to Purchaser.

2.3. Reserve Account.

2.3.1. Purchaser may pay any portion of any Face Amount to the Reserve Account in the amount of the Reserve Shortfall.

2.3.2. Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

2.3.3. Purchaser shall pay to Seller, upon Seller's request, any amount by which collected funds on a entire closed schedule in the Reserve Account are greater than the Required Reserve Amount, provided that Seller shall be entitled to make such demand not more than once in any one (1) week.

2.3.4. Purchaser may charge the Reserve Account with any Obligation, including any amounts due from Seller to Purchaser hereunder.

2.3.5. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

2.3.6. Purchaser may adjust the Reserve Percentage at any time without notice if such adjustment is necessitated by a change in the quality of the Purchased Accounts in Purchaser's reasonable credit judgment.

3. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone purporting to be an officer, employee, or representative of Seller.

4. Fees and Expenses. Seller shall pay to Purchaser: 4.1. Fees. The Fees on the Purchase Date.

4.2. Minimum Monthly Fee. Any amount by which the Fees earned in any month (prorated for partial months) is less than the Minimum Monthly Fee to be paid on the first day of the following month

4.3. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual.

4.4. Missing Notation Fee. The Missing Notation Fee on any Invoice that is sent by Seller to an Account Debtor which does not contain the Notation.

4.5. Late Charge. The Late Charge, on demand, on:

4.5.1. all past due amounts due from Seller to Purchaser hereunder; and 4.5.2. The amount of any Reserve Shortfall.

4.6. Out-of-Pocket Expenses. The out-of-pocket expenses directly incurred by Purchaser in the administration of this or any other Agreement that is executed between the Parties including but not limited to wire transfer fees, NSF fees, postage, taxes, search fees, filing fees, travel expenses and audit fees. Seller shall not be required to pay for more than four audits per twelve-month period.

4.7. Early Termination Fee. The Early Termination Fee multiplied by the number of months (or portion thereof) between the Early Termination Date and the next occurring Anniversary Date.

5. Concentrations.

5.1. Notwithstanding anything to the contrary contained herein, if a Purchased Account is a Concentration Account:

5.1.1. The applicable Reserve Percentage shall be the Concentration Reserve Percentage; and

5.1.2. The applicable Factoring Fee shall be the Concentration Factoring Fee.

6.  Repurchase Of Accounts. Purchaser may require that Seller repurchase, by payment of the then unpaid Face Amount thereof together with any unpaid fees relating to the Purchased Account on demand or, at Purchaser's option, by Purchaser's charge to the Reserve Account:

6.1. Notwithstanding the occurrence of an Insolvency Event:

6.1.1. Any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

6.1.2. All Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and

6.2. If an Insolvency Event has not occurred on or prior to the Late Payment Date, any Purchased Account which remains unpaid beyond the Late Payment Date.

7.  Security Interest.

7.1. As collateral securing the Obligations, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral.

7.2. Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of Purchaser and Seller of accounts, and not that of lender and borrower.

8.  Clearance Days. For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

9.  Authorization to Purchaser.

9.1. Seller hereby irrevocably authorizes Purchaser and any designee of Purchaser, at Seller's sole expense, to exercise at any times in Purchaser's or such designee's discretion all or any of the following powers until all of the Obligations have been paid in full:

9.1.1. Receive, take, endorse, assign, deliver, accept, and deposit, in the name of Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances, and other instruments and documents relating to the Collateral or the proceeds thereof;

9.1.2. Take or bring, in the name of Purchaser or Seller, all steps, actions, suits, or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the accounts and other Collateral;

9.1.3. After an Event of Default, change the address for delivery of mail to Seller and to receive and open mail addressed to Seller;

9.1.4. Extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such account debtor), without affecting any of the Obligations;

9.1.5. Execute in the name of Seller and file against Seller in favor of Purchaser financing statements or amendments with respect to the Collateral;

9.1.6. Pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable; and

9.1.7. At any time, irrespective of whether an Event of Default has occurred, without notice to or the assent of Seller, notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser.

9.1.8. At anytime, communicate directly with Seller's Account Debtors to verify the amount and validity of any Account created by Seller.

9.2. Seller hereby releases and exculpates Purchaser, its officers, employees, and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no event will Purchaser have any liability to Seller for lost profits or other special or consequential damages. Without limiting the generality of the foregoing, Seller releases Purchaser from any claims which Seller may now or hereafter have arising out of Purchaser's endorsement and deposit of checks issued by Seller's customers stating that they were in full payment of an account, but issued for less than the full amount which may have been owed on the account.

9.3. Seller authorizes Purchaser to accept, endorse, and deposit on behalf of Seller any checks tendered by an account debtor "in full payment" of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of seller's claims, under §3-311 of the Uniform Commercial Code, or otherwise.

9.4. Seller shall fully complete and execute, as taxpayer, prior to or immediately upon the execution of this Agreement, a form 8821 (Rev. January 2000) issued by the Department of the Treasury, Internal Revenue Service or such other forms as may be requested by Purchaser, irrevocably authorizing Purchaser to inspect or receive tax information relating to any type of tax, tax form, years or periods or otherwise desired by Purchaser on an ongoing basis.

9.5. ACH Authorization. In order to satisfy any of the Obligations, Purchaser is hereby authorized by Seller to initiate electronic debit or credit entries through the ACH system to Seller's Account or any other deposit account maintained by Seller wherever located. Seller may only terminate this authorization by giving Purchaser thirty (30) days prior written notice of termination.

10. Covenants B,, Ste.

10.1. After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance:

10.1.1. Grant any extension of time for payment of any of the accounts or any other Collateral which includes a monetary obligation;

10.1.2. Compromise or settle any of the Accounts or any such other Collateral for less than the full amount thereof;

10.1.3. Release in whole or in part any account debtor or other person liable for the payment of any of the accounts or any such other Collateral; or

10.1.4. Grant any credits, discounts, allowances, deductions, return authorizations, or the like with respect to any of the accounts or any such other Collateral.

10.2. From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller's books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller's personnel, equipment, including computer equipment, programs, printed output, and computer readable media, supplies, and premises for the collection of accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller's expense all financial information, books and records, work papers, management reports, and other information in their possession relating to Seller.

10.3. Before sending any Invoice to an account debtor, Seller shall mark same with the Notation or such other notation as Purchaser shall have advised Seller in writing.

10.4. Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

10.5. Encumbrance of Collateral. Seller shall not create, incur, assume, or permit to exist any lien upon or with respect to any Collateral now owned or hereafter acquired by Seller.

11. Insurance. Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent, and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Purchaser in its sole discretion. Seller shall furnish to Purchaser:

11.1. Upon written request, any and all information concerning such insurance carried;

11.2. As requested by Purchaser, lender loss payable endorsements (or their equivalent) in favor of Purchaser.

All policies of insurance shall provide for not less than thirty- (30) days' prior written cancellation notice to Purchaser.

12.  Delivery of Misdirected Payments. Notwithstanding that Seller has agreed to pay the Misdirected Payment Fee pursuant to Section 4.3 hereof, Seller shall deliver in kind to Purchaser on the next banking day following the date of receipt by Seller of the amount of any payment on account of a Purchased Account.

13.  Account Disputes. Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller's sole cost and expense. However, Seller shall not, without Purchaser's prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances, or credits thereon. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the dispute upon such terms as Purchaser in its sole discretion deem advisable, for Seller's account and risk and at Seller's sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Account of Seller.

14.  Perfection of Security Interest. Seller shall execute and deliver to Purchaser such documents and instruments, including, without limitation, Uniform Commercial Code financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in any collateral securing the Obligations.

15.  Representation and Warranty. Seller represents and warrants that:

15.1. It is fully authorized to enter into this Agreement and to perform hereunder; 15.2. This Agreement constitutes its legal, valid, and binding obligation; and 15.3. Seller is solvent and in good standing in the State of its organization.

1 5 4 Each Purchased Account at the time each is submitted for purchase is and will remain:

15.4.1. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller's business; the amount of each Account is due and owing to Seller and represents an accurate statement of a bona fide sale, delivery and acceptance of goods or performance of service by Seller to or for an Account Debtor. The terms for payment of each Account sold is not more than thirty (30) days from date of invoice and the payment of such Account is not contingent upon the fulfillment by Seller of any further performance of any nature whatsoever.

15.4.2. Unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

15.4.3. Sales to an entity which is at no time affiliated with Seller or in any way not an "arms length" transaction.

15.5. Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable account debtor regarding Purchased Accounts.

15.6. Seller shall notify Purchaser, in writing, immediately after obtaining knowledge from any source of the filing, by any means, of any lien, claim, or levy, against any property of Seller or Account Debtor.

15.7. Seller shall not interfere with Purchaser's rights under this Agreement.

15.8. Seller has not and will not transfer, assign or pledge any of its Accounts and shall not grant a security interest therein to any party other than Purchaser and that there are no financing statements now on file in any public office governing any property of Seller of any kind, real or personal, in which Seller is named in or has signed as the debtor, except the financing statement or statements filed or to be filed in respect to this Agreement or those statements now on file that have been disclosed in writing by Seller to Purchaser. Seller will not execute any financing statement in favor of any other person or entity, except Purchaser, during the term of this Agreement.

15.9. Seller shall notify Purchaser in writing of any proposed change in Seller's name, legal entity, trade name, and office location or ownership structure.

15.10. Seller shall indemnify Purchaser from any loss arising out of the assertion of any avoidance claim (that being any claim that any payment received by Purchaser from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute), other than such claims which relate to Purchased Accounts which are the subject of an Insolvency Event, and shall pay to Purchaser on demand the amount thereof. Seller shall notify Purchaser within two business days of it becoming aware of the assertion of an Avoidance Claim. This subsection shall survive termination of this Agreement. If after receipt of any payment or proceeds of Collateral applied to the payment of any obligation, Purchaser becomes subjected to an Avoidance Claim or is required to surrender or return such payment or proceeds to any person as a result of an Avoidance Claim, then the obligation intended to be satisfied by such payment or application of such proceeds shall be deemed immediately reinstated and continue in full force and effect as if such payment or proceeds had not been received by Purchaser. This Section shall remain effective notwithstanding any contrary action which may be taken by Purchaser in reliance upon such payment or proceeds and shall survive the termination of this Agreement.

15.11. Seller shall accept no returns and shall grant no allowances or credit to any Account Debtor without notice to and the prior written approval of Purchaser. Seller shall provide to Purchaser for each Account Debtor on Accounts that have been purchased, a weekly report in form and substance satisfactory to Purchaser itemizing all such returns and allowances made during the previous week with respect such Eligible Accounts and a check (or wire transfer) payable to Purchaser for the amount thereof.

15.12. The address set forth below Seller's signature hereon is Seller's mailing address, its chief executive office, principal place of business and the office where all of the books and records concerning the Accounts purchased are maintained and that there will be no change made to such location without first giving Purchaser at least thirty (30) days prior written notice.

15.13. Seller shall maintain its books and records in accordance with generally accepted accounting principals and shall reflect on its books the absolute sale of the Accounts to Purchaser. Seller shall furnish Purchaser, upon request, such information and statements as Purchaser shall request from time to time regarding Seller's business affairs, financial condition and results of its operations. Without limiting the generality of the forgoing, Seller shall provide to Purchaser, on or prior to the 30`x' day of each month, unaudited consolidated and consolidating financial statements with respect to the prior month and, within ninety (90) days after the end of Seller's fiscal years, annual consolidated and consolidating financial statements and such certificates relating to the foregoing as Purchaser may request including, without limitation, a monthly certificate from the president and chief financial officer of Seller stating whether any Events of Default have occurred and stating in detail the nature of the Events of Default. Seller will furnish to Purchaser upon request a current listing of all open and unpaid accounts payable and accounts receivable, and such other items of information that Purchaser may deem necessary or appropriate from time to time. Unless otherwise expressly provided herein or unless Purchaser otherwise consents, computations and determinations pursuant hereto shall be made in accordance with generally accepted accounting principals, consistently applied.

15.14. Seller has paid and will pay all taxes and governmental charges imposed with respect to sales of goods and furnish to Purchaser upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements.

15.15. Seller will promptly notify Purchaser of (i) the filing of any lawsuit against Seller involving amounts greater than $10,000.00, and (ii) any attachment or any other legal process levied against Seller.

15.16. Any application made by Seller in connection with this Agreement, and the statements made therein are true and correct at the time that this Agreement is executed. There is no fact which Seller has not disclosed to Purchaser in writing which could materially adversely affect the Collateral, business or financial condition of Seller, or any of the Accounts, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

15.17. In no event shall the funds paid to Seller hereunder be used directly or indirectly for personal, family, household or agricultural purposes.

15.18. Seller does business under no trade or assumed names except as indicated below.

(None)

16. Default.

16.1. Events of Default. Each of the following events will constitute an Event of Default hereunder:

16.1.1. Seller defaults in the payment of any Obligations or in the performance of provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any way, howsoever minor;

16.1.2. Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings;

16.1.3. any such guarantor fails to perform or observe any of such Guarantor's obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate, or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever;

16.1.4. Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

16.2. Waiver of Notice. SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER'S OBLIGATIONS HEREUNDER. FURTHER, PURCHASER'S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

16.3. Effect of Default.

16.3.1. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law:

16.3.1.1. Purchaser may immediately terminate this Agreement, at which time all Obligations shall become immediately become due and payable without notice; and

16.3.1.2. The Late Charge shall accrue and is payable on demand on any Obligation not paid when due.

16.4. In the event Purchaser deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of Seller's default, Seller waives any requirement that Purchaser post or otherwise obtain or procure any bond. Alternatively, in the event Purchaser, in its sole and exclusive discretion, desires to procure and post a bond, Purchaser may procure and file with the court a bond, or in lieu of a bond, a deposit into the court registry, in an amount up to and not greater than $10,000.00 notwithstanding any common or statutory legal requirement to the contrary. Upon Purchaser's posting of such bond, or in lieu of a bond, or deposit into the court registry, it shall be entitled to all benefits as if such bond was posted in full compliance with state law. Seller waives any right it may be entitled to, including an award of attorney's fees or costs, in the event any equitable relief sought by and awarded to Purchaser is thereafter, for whatever reason(s), vacated, dissolved or reversed.

16.5. Seller acknowledges that it has a duty to timely pay all tax obligation(s) and that if, for whatever reason, a tax lien or levy were to issue that Seller shall cause such lien or levy to be satisfied or discharged within fifteen (15) days. Until such lien or levy is satisfied and discharged, Purchaser shall be entitled to withhold any sum(s) that may otherwise be due Seller and upon request or demand from such taxing authority may remit any such sums due Seller and over which Purchaser makes no claim to the taxing authority. Moreover, Seller agrees that until the tax lien or levy is satisfied or discharged, Seller shall be entitled to collect all proceeds of accounts and apply such proceeds to Purchaser's indebtedness. Nothing contained herein shall suspend or abate any performance due Purchaser.

16.6. All post judgment interest shall bear interest at either the contract rate or the highest rate allowed by law, whichever is higher.

17.  Account Stated. Purchaser shall render to Seller a statement setting forth the transactions arising hereunder. Each statement shall be in a format and in such detail as Purchaser, in its sole discretion, deems appropriate. Purchaser's books and records shall be admissible in evidence without objection as prima facie evidence of the status of the Accounts. Each statement, report, or accounting rendered, issued or available to Seller by Purchaser shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance Seller notifies Purchaser by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, or accounting is inaccurate, as well as what Seller believes to be correct amount(s) therefore. Seller's failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and failure to do so shall nonetheless bind Seller to whatever Purchaser's records would have reported.

18.  Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Purchaser may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Purchaser of any breach or default by Seller hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Purchaser hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have. Any waiver, permit, consent, or approval by Purchaser of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

19.  Termination, Effective Date. This Agreement will be effective as of the Effective Date, will continue in full force and effect for one year, and shall be further annually extended automatically for successive years unless Seller gives Purchaser written notice of its intention to terminate at least sixty days prior to each such anniversary date (each an "Anniversary Date"), whereupon this Agreement shall terminate on the next following anniversary. Upon termination Seller shall pay the Obligations to Purchaser and Seller shall remain obligated to tender all Accounts to Purchaser notwithstanding that Purchaser may thereafter determine that no Account may qualify as an Eligible Account.

20.  Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

21.  Survival. All representations, warranties, and agreements herein contained shall be effective so long as any portion of this Agreement remains executory.

22.  No Lien Termination Without Release. In recognition of the Purchaser's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser's liens on the Collateral unless and until Seller has executed and delivered to Purchaser a general release in a form reasonably satisfactory to Purchaser. Seller understands that this provision constitutes a waiver of its rights under §9-404 of the UCC.

23.  Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control, except that in the event any conflict arises with respect to any addendum, the addendum controls.

24.  Enforcement. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

25.  Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

26.  Relationship of Parties. The relationship of the parties hereto shall be that of Seller and Purchaser of accounts, and neither party is or shall be deemed a fiduciary of or to the other. Seller acknowledges that there is not now, and that it will not seek or attempt to establish, any fiduciary relationship between Purchaser and Seller, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between Purchaser and Seller in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) between them.

27.  Attorneys' Fees. Seller agrees to reimburse Purchaser on demand for:

27.1. The actual amount of all costs and expenses, including attorneys' fees, which Purchaser has incurred or may incur in:

27.1.1. Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith;

27.1.2. Any way arising out of this Agreement; and

27.1.3. Protecting, preserving, or enforcing any lien, security interest, or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought;

27.2. The actual costs, including photocopying (which, if performed by Purchaser's employees, shall be at the rate of $. 10/page), travel, and attorneys' fees and expenses incurred in complying with any subpoena or other legal process attendant to any litigation in which Seller is a party;

27.3. Either (the choice of which shall be in the sole discretion of Purchaser):

27.3.1. The actual amount of all costs and expenses, including attorneys' fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller's plan thereunder.

27.3.2. Twenty percent (20%) of the amount of the claim of Purchaser against Seller, which Seller agrees shall constitute a reasonable substitute for such actual fees and expenses.

All such costs and expenses of Purchaser which has been incurred on or prior to the execution hereof shall be paid contemporaneously with the execution hereof. Any such costs and expenses incurred subsequent to the execution hereof shall become part of the Obligations when incurred and may be added to the outstanding principal amount due hereunder.

27.4. Notwithstanding the existence of any common law, statute or rule in any jurisdiction which may provide Seller with a right to attorney's fees or costs, Seller hereby waives any and all rights to seek attorney's fees or costs thereunder and Seller agrees that Purchaser exclusively shall be entitled to recovery of its attorney's fees or costs in respect to any litigation based on, arising out of, or related to this Agreement, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

28. Entire Agreement. This Agreement and any addenda supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance, or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

29.  Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of North Carolina.

30.  Jury Trial Waiver. In recognition of the higher costs and delay which may result from a jury trial, Purchaser hereto may elect to waive any right to trial by jury and Seller agrees to grant its consent of any claim, demand, action or cause of action (a) arising hereunder, or (b) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect hereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise.

3 1. Venue, Jurisdiction. The Parties agree that any suit, action, or proceeding arising out of the subject matter hereof, or the interpretation, performance, or breach of this Agreement, shall, if Purchaser so elects, be instituted in the United States District Court for the Eastern District of North Carolina or any court of the State of North Carolina located in Raleigh (each an "Acceptable Forum"), each Party agrees that the Acceptable Forums are convenient to it, and each Party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of North Carolina or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

32. Notice.
[Missing Graphic Reference]

32.1. All notices required to be given to any Party other than Purchaser shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

32.2. All notices required to be given to Purchaser hereunder shall be deemed given upon actual receipt by a responsible officer of Purchaser.

32.3. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate.

33.  Financial Accommodation and Non-Assumable. This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Purchaser's express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Seller.

34.  Rights Against Successor Entity. In the event Seller's principals, officers or directors form a new entity similar to that of Seller during the term of this Agreement or while Seller remains liable to Purchaser for any obligations under this Agreement, whether corporate, partnership, limited liability company or otherwise, the principals hereby acknowledge that such entity shall be deemed to have expressly assumed the obligations due Purchaser by Seller under this Agreement. Upon the formation of any such entity, Purchaser shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor business, a new UCC-1 or UCC-3 financing statement and have it filed with the appropriate secretary of state or UCC filing office. Purchaser shall be held-harmless and be relieved of any liability as a result of Purchaser's execution and recording of any such financing statement or the resulting perfection of a lien in any of the successor entity's assets. In addition, Purchaser shall have the right to notify the successor entity's account debtors of Purchaser's lien rights, its right to collect all Accounts, and to notify any new lender who has sought to procure a competing lien of Purchaser's right in such successor entity's assets.

35.  Counterparts. This Agreement my be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

SELLER: LLC	PURCHASER: ANCHOR FUNDING SERVICES,

/s/	/s/

Name Title Address for Notices:	Name Title Address for Notices: 2201-E CrownPoint Executive Drive Charlotte, North Carolina 28227

OFFICER:	OFFICER: Brad Bernstein
FAX NO.: FEIN:	FAX NO.: (704) 847-2259

BANK ACCOUNT INFORMATION

NAME OF ACCOUNT: NAME OF BANK:
BANK CONTACT:

BANK PHONE: BANK ABA #:

YOUR BANK ACCT #: SPECIAL INSTRUCTIONS: